CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust.  Such reference is included in the Statement of Additional Information of the Empiric Core Equity Fund, a series of beneficial interest of the Mutual Fund Series Trust, under “Independent Registered Public Accounting Firm”.

    BBD, LLP

Philadelphia, Pennsylvania

April 3, 2013